                                                              File No. 333-_____

     As filed with the Securities and Exchange Commission on July 8, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                             UNICCO SERVICE COMPANY
             (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                      04-287-2501
        (State or other jurisdiction           of (I.R.S. Employer
       incorporation or organization)          Identification No.)

                 FOUR COPLEY PLACE, BOSTON, MASSACHUSETTS 02116
                    (Address of Principal Executive Offices)

                UNICCO SERVICE COMPANY DEFERRED COMPENSATION PLAN
                            (Full title of the Plan)

                                GEORGE A. KECHES
                      Chief Financial Officer and Treasurer
                             UNICCO Service Company
                                Four Copley Place
                           Boston, Massachusetts 02116
                    (Name and address of agent for services)

                                 (617) 859-9100
                     (Telephone number, including area code,
                              of agent for service)

                                    copy to:

                            MICHAEL L. ANDRESINO, ESQ
                      Posternak, Blankstein & Lund, L.L.P.
                             100 Charles River Plaza
                              Boston, MA 02114-2723
                                 (617) 973-6100

                              --------------------


================================================================================

                         Calculation of Registration Fee
--------------------------------------------------------------------------------

                                   Proposed     Proposed
                                   Maximum      Maximum
   Title of                        Offering     Aggregate    Amount of
   Securities to    Amount to be   Price        Offering     Registration
   be Registered    Registered     Per Share    Price(1)     Fee
   -------------    ------------   ----------   ---------    ------------
   Deferred
   Compensation
   Obligations               -            -     $5,000,000     $1,390

--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based on an estimated amount of compensation to be deferred under the Plan (as defined herein).

================================================================================

                                     PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

        UNICCO Service Company (the "Registrant" or the "Company") hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission:

        a) The Company's Annual Report on Form 10-K for the fiscal year ended June 28, 1998;

        b) The Company's Quarterly Reports on Form 10-Q for the quarters ending September 27, 1998, December 27, 1998 and March 28, 1999; and

        c) The Company's Current Reports on Form 8-K filed on November 2, 1998 and January 11, 1999.

        All documents that the Registrant subsequently files pursuant to Section 13(a), Section 13(c), Section 14 and Section 15(d) of the Securities Exchange Act of 1934 before it files a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed incorporated herein by reference from the date they are filed.

Item 4. Description of Securities.

        The securities being registered represent obligations (the "Obligations") of the Registrant to pay to the participants in the UNICCO Service Company Deferred Compensation Plan (the "Plan"), upon their retirement, salary as to which the participants have elected to defer receipt. The Obligations may also represent amounts that the Registrant has elected to credit to a participant's account under the Plan. Amounts credited to a participant's account are credited with earnings based on a notional investment measurement, which may be shares in investment companies registered under the Investment Company Act of 1940, bank obligations, direct or guaranteed federal or state governmental obligations and shares of common stock that are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market. The Obligations are payable in cash upon the earlier of a participant's retirement, disability or the termination of the participant's employment, in a lump-sum distribution or in installments, at the election of the participant made in accordance with the Plan. There is no trading market for the Obligations.

        The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void.

        The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant intends to establish a "rabbi trust" to serve as a source of funds from which it can satisfy the obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant's general creditors.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Article VIII of the Company's Declaration of Trust provides that the Trustees are entitled to reimbursement and exoneration out of the trust estate for any liability incurred by the Trust or Trustees, except for the Trustees' own acts, negligence and defaults in bad faith. Article 3 of the Company's by-laws provides for indemnification of Trustees and officers and duly appointed agents of Company against liabilities in connection with the defense of any action, suit or proceeding to which such persons are made a party by reason of being a Trustee, officer or duly appointed agent of the Company, except in relation to matters as to which such persons are adjudged liable for negligence or misconduct in the performance of their duties.

        The Company maintains directors' and officers' liability insurance which may cover liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

Exhibit
-------
   4.1     UNICCO Service Company Deferred Compensation Plan

   5.1 Opinion of Posternak, Blankstein & Lund, L.L.P. as to the legality of the securities being registered.

  23.1     Consent of PricewaterhouseCoopers LLP.

  23.2 Consent of Posternak, Blankstein & Lund, L.L.P. (included in its opinion filed as Exhibit 5.1).

  24.1     Power of Attorney (included on signature page).

Item 9. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,
        (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 8th day of July, 1999.

                                    UNICCO SERVICE COMPANY


                                    By:   /s/ Steven C. Kletjian
                                          -----------------------
                                          Steven C. Kletjian
                                          Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

        Each person whose signature appears below constitutes and appoints Steven C. Kletjian and George A. Keches, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

      Signature                     Title                             Date
      ---------                     -----                             ----
   /s/ Steven C. Kletjian     Chief Executive                   July 8, 1999
---------------------------   Officer and Chairman
Steven C. Kletjian            of the Board of Trustees
                              (Principal Executive Officer)

   /s/ George A. Keches       Executive Vice President,         July 8, 1999
---------------------------   Chief Financial Officer and
George A. Keches              Treasurer (Principal Financial
                              and Accounting Officer)

   /s/ Richard J. Kletjian    Vice Chairman of the              July 8, 1999
---------------------------   Board of Trustees
Richard J. Kletjian

   /s/ Robert P. Kletjian     Vice President and Vice           July 8, 1999
---------------------------   Chairman of the Board
Robert P. Kletjian            of Trustees

   /s/ Sharkay Kletjian       Trustee                           July 8, 1999
---------------------------
Sharkay Kletjian

                                  EXHIBIT INDEX

Exhibit No.                  Description
-----------                  -----------
    4.1          UNICCO Service Company Deferred Compensation Plan.

    5.1 Opinion of Posternak, Blankstein & Lund, L.L.P. as to the legality of the securities being registered.

   23.1          Consent of PricewaterhouseCoopers LLP.

   23.2 Consent of Posternak, Blankstein & Lund, L.L.P. (included in its opinion filed as Exhibit 5.1).

   24.1          Power of Attorney (included on signature page).

---------------------------